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                                                                    EXHIBIT 10.3

                 COOPERATION AGREEMENT ON RAGNAROK GAME SERVICES

This Agreement is hereby entered into by and between GRAVITY Co., Ltd. (hereinafter referred to as "GRAVITY") with its head office located at Room 602, Shingu Building, Shinsa-dong, Gangnam-gu, Seoul, and Myoung-Jin Lee (hereinafter referred to as "Lee") with address at the 1st floor, 182, Changcheon-dong, Seodaemun-gu, Seoul, to further specify the terms of mutual cooperation, rights and obligations of the parties in light of the successful implementation of the beta services for, and the launch of the commercial operations by, the online game Ragnarok which has been mutually developed by the parties.

Article 1: Mutual Obligation to Cooperate

Both parties shall continue their mutual cooperation for the continued successful implementation of the Ragnarok game services business, which is derived from Lee's original cartoon Ragnarok (hereinafter referred to as the "original Ragnarok work").

Article 2: Copyrights to Original Work

Lee shall have the exclusive copyrights and all other related rights to the original Ragnarok work, except for the rights that shall be transferred or granted to GRAVITY hereunder.

Article 3: Transfer of Rights to GRAVITY

1. Lee hereby transfers Ragnarok-related "game services copyrights" to GRAVITY, and GRAVITY accepts them accordingly. The game services copyrights refer to the rights to use the whole or part of the original Ragnarok work, including the work's name, story characters, story plot, etc., to develop, sell, distribute, transmit, publicize, promote and advertise online games, personal computer games, arcade games, mobile games and all other forms of games developed using present and future technologies. If GRAVITY intends to register the transfer of related copyrights relating to the game services, Lee shall so cooperate.

2. Lee hereby grants to GRAVITY exclusive rights to use Ragnarok's name, stories, characters, plot, etc., to develop and sell products, engage in event businesses such as theme parks and character business in any form, and produce and distribute visual products such as animations and movies (hereinafter referred to as "Supplementary Businesses").


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3. GRAVITY shall hold exclusive copyrights relating to game services transferred hereunder and any other rights to authored products developed pursuant to the rights granted hereunder.

Article 4: Payment to Lee

1. In consideration of the rights granted hereunder, GRAVITY shall pay to Lee, in addition to KRW 20,000,000 already paid to Lee, the following:

(1) KRW 20,000,000 within fifteen (15) days from the commencement date of the commercial services for the Ragnarok online game.

(2) 1.5% of the monthly Sales Amount (related taxes shall be paid by Lee) payable in arrears by the 10th day of each month, for the period starting from the commencement date and ending on the termination date of the commercial services of the Ragnarok online game.

(3) If commercial services for Ragnarok online game are launched overseas, 1.5% of the monthly Sales Amount (related taxes shall be paid by Lee) payable in arrears by the 10th day of each month, for the period starting from the commencement date and ending on the termination date of such commercial services of the Ragnarok online game.

2. The following shall apply where GRAVITY launches commercial services for game products other than the Ragnarok online game.

(1) In the case of personal computer games and mobile games, GRAVITY shall pay Lee 5% of estimated related Net Profits (related taxes shall be paid by Lee) from the date commercial services commence to the date such services cease operating, provided that GRAVITY shall pay Lee in arrears by the 10th day of each month, and if there is any discrepancy between the actual Net Profits and the estimated Net Profits, the final adjustment shall be made at the end of March of the year following the year in which GRAVITY's related settlement is completed.

(2) In the case of arcade games and games in all formats that can be developed using present and future technologies, the payment amount shall be later determined by mutual consultation of the parties; provided that, absent special circumstances, Article 2, Section (1) shall apply mutatis mutandis.

3. The following shall apply in the case of Supplementary Businesses.

(1) In consideration for the rights to the Supplementary Business granted hereunder, GRAVITY shall pay to Lee KRW 10,000,000 within fifteen (15) days of the date of this Agreement.

(2) With respect to domestic and overseas sales generated from the character business, GRAVITY shall pay to Lee 10% of the estimated related Net Profits (related taxes shall be


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paid by Lee) from the date that sales are first generated to the date that sales end, provided that GRAVITY shall pay Lee in arrears by the 10th day of each month, and if there is any discrepancy between actual Net Profits and estimated Net Profits, the final adjustment shall be made at the end of March of the year following the year in which GRAVITY's related settlement is completed.

(3) With respect to Supplementary Businesses other than the character business, the payment amount shall be later determined by mutual consultation of the parties; provided that, absent special circumstances, Article 3, Section (2) shall apply mutatis mutandis.

4. Terms herein are defined as follows.

(1) "Sales Amount" refers to the amount GRAVITY may legally claim from the sales generated in each category, net of any uncollected amount, provided that if the service or business of GRAVITY takes the form of licensing to a third party, the license fees payable to GRAVITY shall be the Sales Amount.

(2) "Net Profit" refers to the amount after deducting Direct Expenses, Indirect Expenses and taxes, etc. from the Sales Amount, and the Net Profit indicated in the profit and loss statement for the current term shall be deemed as Net Profit.

(3) "Direct Expenses" refers to the expenses incurred to increase sales of the related business. For instance, outsourcing costs, printing costs, marketing costs, production costs, travel costs and other expenses fall under this category.

(4) "Indirect Expenses" refers to the labor costs incurred to generate sales of the related business and all other reserves and expenses related to the labor costs under the regulations governing taxes and dues. The expenses, which are difficult to allocate, shall be computed using the weighted value of sales. For instance, expenses which are difficult to allocate shall be computed as "the weighted value = (sales by category / total sales)*100."

Article 5: Obligations to Act in Good Faith

1. GRAVITY shall promote the game services business in good faith using the original Ragnarok work and conduct related publicity campaigns. In distributing the Ragnarok games, GRAVITY shall specify Lee as the original author of such games.

2. Lee shall affirmatively cooperate with publicity campaigns for the Ragnarok game and grant GRAVITY the preferential rights to offer as game services Lee's future works other than the original Ragnarok work.

3. As for items that GRAVITY does not commercialize for a considerable period of time or has no plan to commercialize, both parties hereby agree that they will allow third parties to commercialize them through a written agreement governing all terms and conditions.

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Article 6: Trademarks

1. With respect to the Ragnarok titles and characters and other names and authored works produced or developed pursuant to the rights specified herein, GRAVITY may register corresponding trademarks or logos as it sees fit for business, and all rights to trademarks so registered shall belong exclusively to GRAVITY; provided that, if Lee needs to use the trademarks related to the Ragnarok name or logo for the purpose of exercising his copyrights to the original Ragnarok work, Lee may use the trademarks and GRAVITY hereby grants to Lee the right to use such trademarks without consideration.

2. With respect to trademarks relating to Ragnarok's name and logo which have already been registered under Lee's name, Lee shall transfer his rights thereto to GRAVITY.

Article 7: Lee's Warranties

1. Lee shall not grant to any third party, whether before or after the date of this Agreement, any rights relating to the original Ragnarok work that may contradict or conflict with the rights granted or exclusively transferred to GRAVITY.

2. Lee warrants that the original Ragnarok work does not violate the copyrights or other rights of a third party.

Article 8: Taxes

Both parties shall pay their respective income taxes pursuant to the general principles of tax laws. If the copyright fees payable to Lee are subject to withholding under the tax law, GRAVITY shall pay such fees net of the withholding amount.

Article 9: Duty of Confidentiality

Unless for a purpose expressly permitted hereunder or without the prior consent of the other party, neither party shall, whether before and after the date of this Agreement, make public or disclose to a third party any business information, technical information, know-how or any other trade secrets relating to the other party obtained in connection with this Agreement.






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Article 10: Termination of Agreement

1. Either party may request in writing a cure within thirty days if the other party is in material breach of its obligations hereunder, and if the other party does not so cure within the stated time period, may terminate this Agreement.

2. Notwithstanding the termination of this Agreement, the party in breach of this Agreement shall be liable to indemnify the other party for any losses arising from such breach.

Article 11: Territorial Limit

The rights granted by Lee to GRAVITY hereunder shall be valid and effective worldwide (including Korea).

Article 12: Interpretation of Agreement

Matters not specified herein shall be interpreted in accordance with related laws and general business customs.

Article 13: Assignment

Neither party may assign its rights and obligations herein to third parties without prior written consent of the other party. However, such limit on assignment shall not limit an assignment of copyrights effected without being in breach of the obligations hereunder, and GRAVITY may grant to a third party a sublicense for the purposes of commercializing the rights granted to it hereunder.

Article 14: Jurisdiction

The Seoul District Court shall be the court of jurisdiction for adjudicating any disputes arising from this Agreement.

Article 15: Complete Agreement

This Agreement shall take precedence over all other agreements between the parties hereto with respect to the subject matter hereof. Therefore, the Exclusive Use Agreement and the Development Agreement, each dated June 26, 2000, shall be effective to the extent that they do not conflict with this Agreement.


As evidence of the legal formation of this Agreement, both parties shall execute two original copies of this Agreement, and each party shall keep one copy hereof.

May 31, 2002

/seal/
Chung Byeong-gon

Representative Director, GRAVITY Co., Ltd.

Room 602, Shingu Building, 620-2, Shinsa-dong, Gangnam-gu, Seoul


/seal/
Myoung-Jin Lee
(7404112-1052628)